Exhibit 99.1

Contact:	Beth S. Courtney
Seigenthaler Public Relations, Inc.
615-327-7999
bcourtney@seigenthaler.com

Tennessee Commerce to Appeal Department of Labor Ruling

Franklin, Tenn. (March 18, 2010) — Tennessee Commerce Bancorp, Inc. (Nasdaq:TNCC) today announced that it has received a ruling from the Department of Labor (DOL) regarding allegations made by the company’s former Chief Financial Officer, George Fort.  The company will immediately appeal the ruling to affirm that the company acted with cause in terminating Fort.

“Tennessee Commerce denies it engaged in any unlawful conduct when it made the decision to terminate Mr. Fort, and the company will vigorously defend this position through the appellate process,” said Mike Sapp, Chairman and CEO of Tennessee Commerce. “Fort made charges of wrongdoing by the company following his termination.  We remain confident that once the facts and information are reviewed, the DOL will revisit their ruling.”

“The company anticipated this DOL decision as an expected step in a lengthy regulatory process that sometimes requires appeal in order to provide complete information,” Sapp added. “Regulatory compliance is important to Tennessee Commerce Bancorp’s board of directors and management team, and we look forward to resolving this issue as quickly as possible.”

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on serving the financial needs of businesses. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC. Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.